Exhibit 23

We consent to the incorporation by reference and use of our report dated February 26, 2010 on the consolidated financial statements of Rurban Financial Corp., which appears in Rurban Financial Corp.’s Form 10-K for the year ended December 31, 2009, in Rurban Financial Corp.’s Registration Statement on Form S-8 (SEC Registration No. 333-150911), filed May 14, 2008, pertaining to the Rurban Financial Corp. Stock Incentive Plan.

/s/ BKD, LLP
BKD, LLP

Cincinnati, Ohio
March 17, 2010